UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington,D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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BEMIS COMPANY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On March 20, 2015, Bemis Company, Inc. filed its definitive proxy statement for its Annual Meeting of Shareholders to be held on May 7, 2015 (the “2015 Proxy Statement”). Attached is a copy of the restated Bemis Executive Officer Performance Plan, as proposed to be amended pursuant to Proposal 4 of the 2015 Proxy Statement, which was inadvertently omitted as an appendix to the 2015 Proxy Statement filed on March 20, 2015.

BEMIS COMPANY, INC.

1997 EXECUTIVE OFFICER PERFORMANCE PLAN

1.            Purpose. The purpose of the Bemis Company, Inc. 1997 Executive Officer Performance Plan (the “Plan”) is to provide incentives to the executive officers of Bemis Company, Inc. (the “Company”) to produce a superior return to the shareholders of the Company and to encourage such executive officers to remain in the employ of the Company. Amounts paid pursuant to the Plan are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code, as amended (the “Code”).

2.            Definitions.

2.1.	The terms defined in this section are used (and capitalized) elsewhere in the Plan.

a.	“Award” means an award payable to a Participant pursuant to Section 4 hereof.

b.	“Board” means the Board of Directors of the Company.

c.	“Committee” means the Compensation Committee of the Board, or such other Board committee as may be designated by the Board to administer the Plan.

d.	“Effective Date” means the date specified in Section 5.

e.	“Eligible Employees” means any executive officer of the Company as defined under the Exchange Act.

f.	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

g.	“Participant” means an Eligible Employee designated by the Committee to participate in the Plan for a designated Performance Period.

h.	“Performance Period” means the Company’s fiscal year (January 1 to December 31), or such shorter or longer period designated by the Committee, performance during all or part of which determined a Participant’s entitlement to receive payment of an Award.

2.2.          Gender and Number. Except when otherwise indicated by context, reference to the masculine gender shall include, when used, the feminine gender and any term used in the singular shall also include the plural.

3.            Administration.

3.1.          Authority of Committee. The Committee shall administer the Plan. The Committee’s interpretation of the Plan and of any Awards made under the Plan shall be final and binding on all persons with an interest therein. The Committee shall have the power to establish rules to administer the Plan and to change such rules.

3.2.          Indemnification. To the full extent permitted by law, (i) no member of the Committee shall be liable for any action or determination taken or made in good faith with respect to the Plan or any Award made under the Plan, and (ii) the members of the Committee shall be entitled to indemnification by the Company with regard to such actions.

4.            Awards.

4.1.        Allocation of Awards; Performance Metrics. Within 90 days following the commencement of each Performance Period, the Committee may select such Eligible Employees, as it deems appropriate for participation in the Plan. Eligible Employees selected for participation will be entitled to receive an award of bonus compensation based on the attainment of performance metrics selected by the Committee in writing and consisting of one or any combination of two or more of cash flow from operations; earnings before income taxes; earnings before interest and income taxes; earnings before interest, taxes, depreciation, and amortization; earnings per share; economic value added; free cash flow; gross profit; net earnings; net sales; operating income; operating profit; return on equity; return on invested capital; return on net sales; return on sales; sales growth; and/or total shareholder return.

Any such metrics may relate to one or any combination of corporate, segment, group, unit, division, affiliate or individual performance, and may be expressed in absolute terms, as a growth rate or change from preceding periods, or as a comparison to the performance of specified companies or other external measures. In specifying the performance metrics applicable to any Performance Period, the Committee may provide that one or more objectively determinable adjustments shall be made to the performance metrics on which the performance goals are based that would cause such measure to be considered a “non-GAAP financial measure” within Regulation G promulgated by the Securities and Exchange Commission.

4.2.          Maximum Amount of Awards. The maximum individual Award pursuant to this Plan for any fiscal year shall not exceed $3,000,000.

4.3.         Adjustments. The Committee is authorized at any time during or after a Performance Period, in its sole and absolute discretion, to reduce or eliminate an Award payable to any Participant for any reason, including changes in the position or duties of any Participant with the Company or any subsidiary of the Company during the Performance Period, whether due to any termination of employment (including death, disability, retirement, or termination with or without cause) or otherwise. No reduction in an Award made to any Participant shall increase the amount of the Award to any other Participant.

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4.4.          Payment of Awards. Following the completion of each Performance Period, the Committee shall certify in writing the degree to which the performance goals were attained and the Awards payable to Participants. Each Participant shall receive payment in cash of his Award as soon as practicable following the determination in respect thereof made pursuant to this Section 4.4. If the Performance Period is a fiscal year of the Company, the Award earned for that fiscal year will be paid in the next following fiscal year, normally by March 15 of such following year. If the Performance Period is a period other than a fiscal year of the Company, Awards earned in that Performance Period will be paid within 2 ½ months after the end of the Performance Period.

5.            Effective Date of the Plan. The Plan shall become effective as of January 1, 1997; provided that the Plan is approved and ratified by the shareholders of the Company at a meeting thereof held no later than May 31, 1997. The Plan shall remain in effect until it has been terminated pursuant to Section 8.

6.           Right to Terminate Employment. Nothing in the Plan shall confer upon any Participant the right to continue in the employment of the Company or any subsidiary of the Company or affect any right which the Company or any subsidiary of the Company may have to terminate the employment of a Participant with or without cause. If a Participant terminates employment, the following terms apply to any outstanding Award:

a.	Death or Total Disability. If a Participant terminates employment due to his or her death or Total Disability during a Performance Period or after the close of a Performance Period but before the Award for that Performance Period has been paid:

(i)	If the termination occurs during the Performance Period, the Award payable will be the Participant’s target award for that Performance Period (without any adjustment for actual achievement of performance goals), multiplied by a fraction, the numerator of which is the number of months during the Performance Period during which the Participant was an employee of the Company and the denominator of which is the total number of months in the Performance Period. Such amount will be paid to the Participant if disabled. If the Participant died, such amount will be paid to the Participant’s surviving spouse, or if there is no surviving spouse, to the Participant’s estate. Payment will be made within 90 days after the Participant’s termination of employment.

(ii)	If the termination occurred after the end of the Performance Period but before Awards have been paid, the amount payable will be the Participant’s target award, adjusted for actual achievement of performance goals. Such amount will be paid to the Participant (if living), or if the Participant is not living, to his or her surviving spouse, or if there is no surviving spouse, to the Participant’s estate. Payment will be made at the same time as Awards for that Performance Period are paid to other Participants.
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(iii)	Note that if a Participant terminates employment due to his or her death or Total Disability, there may be Awards payable pursuant to both (i) above (for the current Performance Period), and (ii) above (for the preceding Performance Period).

(iv)	For purposes of this subsection (a), Total Disability means the commencement of benefits under the Company’s long term disability plan.

b.	Other Termination of Employment During Performance Period. If a Participant terminates employment before the last day of a Performance Period for a reason other than his or her death or Total Disability, no Award will be payable for that Performance Period.

c.	Termination of Employment After Performance Period But Before Payment of Award. If a Participant terminates employment for a reason other than his or her death or Total Disability and the termination is on or after the last day of a Performance Period but before the Award for that Performance Period has been paid, his or her Award is vested and will be determined and paid in the same manner and at the same time as if he or she had remained a Company employee. However, if the Participant’s termination of employment is for cause, the Award will be forfeited, and no amount will be payable with respect to it. For purposes of this section, the existence of “cause” will be determined by the Committee by reference to any employment or other agreement or policy applicable to the Participant. In addition, the Committee may determine any of the following to constitute “cause”: (i) dishonesty, fraud, misrepresentation, embezzlement or deliberate injury or attempted injury, in each case related to the Company or any subsidiary of the Company, (ii) any unlawful or criminal activity of a serious nature, (iii) any intentional and deliberate breach of a duty or duties that, individually or in the aggregate, are material in relation to the Participant’s overall duties, or (iv) any material breach of any employment, service, confidentiality or noncompete agreement entered into with the Company or any subsidiary of the Company.

7.            Tax Withholding. The Company shall have the right to withhold from cash payments under the Plan to a Participant or other person an amount sufficient to cover any required withholding taxes.

8.            Amendment, Modification and Termination of the Plan. The Board may at any time terminate, suspend or modify the Plan and the terms and provisions of any Award theretofore awarded to any Participant which has not been paid. Amendments are subject to approval of the shareholders of the Company only if such approval is necessary to maintain the Plan in compliance with the requirements of Section 162(m) of the Code, its successor provisions or any other applicable law or regulation. No Award may be granted during any suspension of the Plan or after its termination.

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9.            Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan.

10.         Other Benefit and Compensation Programs. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company shall be construed as creating any limitation on the power of the Board to adopt such other incentive arrangements as it may deem necessary. Payments received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular recurring compensation for purposes of the termination, indemnity or severance pay law of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or any subsidiary of the Company unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of the competitive cash compensation.

11.         Governing Law. To the extent that Federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of Wisconsin and construed accordingly.

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